UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1) **

Lattice Incorporated

(Name of Issuer)

$0.01 par value Common Stock
(Title of Class of Securities)

518414107

(CUSIP Number)


February 13, 2013 **



(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:
? Rule 13d-1(b)
? Rule 13d-1(c)
? Rule 13d-1(d)

*The remainder of this cover page shall be filled
 out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** On November 13, 2013, Harold F. Scattergood, Jr.,
Maryhelen Scattergood and 1914 Advisors (collectively, the Filers)
 filed a Schedule 13G (the Initial 13G) reflecting their ownership of shares in Lattice Incorporated as of February 13, 2013. This Amendment No.1 amends the
Initial 13G to correct certain inaccuracies in the Initial 13G and to reflect the ownership of the Filers of shares of Lattice Incorporated as of November 8, 2013.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of
Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).














1

NAMES OF REPORTING PERSONS.
 I.R.S. Identification Nos. of above person (entities only)

Maryhelen Scattergood, as trustee of the TR FBO ELIZABETH SCATTERGOOD
MARYHELEN SCATTERGOOD TTEE U/A DTD 03/05/1997






2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)   ?


(b)   ?



3

SEC USE ONLY









4

CITIZENSHIP OR PLACE OF ORGANIZATION





United States





5

SOLE VOTING POWER




NUMBER OF


-0-




SHARES
6

SHARED VOTING POWER
BENEFICIALLY



OWNED BY


20,850 (1)




EACH
7

SOLE DISPOSITIVE POWER
REPORTING



PERSON


-0-




WITH:
8

SHARED DISPOSITIVE POWER







20,850 (1)



9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON





20,850 (1)



10

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)





?



11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)





..061% (2)



12

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)





IN




1

NAMES OF REPORTING PERSONS.
 I.R.S. Identification Nos. of above person (entities only)

Maryhelen Scattergood, as trustee of the TRUST FBO ANNE SCATTERGOOD TR
MARYHELEN SCATTERGOOD TTEE U/A DTD 03/05/1997






2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)   ?


(b)   ?



3

SEC USE ONLY









4

CITIZENSHIP OR PLACE OF ORGANIZATION





United States





5

SOLE VOTING POWER




NUMBER OF


-0-




SHARES
6

SHARED VOTING POWER
BENEFICIALLY



OWNED BY


20,850 (1)




EACH
7

SOLE DISPOSITIVE POWER
REPORTING



PERSON


-0-




WITH:
8

SHARED DISPOSITIVE POWER







20,850 (1)



9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON





20,850 (1)



10

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)





?



11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)





..061% (2)



12

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)





IN




1

NAMES OF REPORTING PERSONS.
 I.R.S. Identification Nos. of above person (entities only)

Maryhelen Scattergood, as trustee of the TRUST FBO M HELEN
SCATTERGOOD TR MARYHELEN SCATTERGOOD TTEE U/A DTD 03/05/1997






2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)


(b)



3

SEC USE ONLY









4

CITIZENSHIP OR PLACE OF ORGANIZATION





United States





5

SOLE VOTING POWER




NUMBER OF


-0-




SHARES
6

SHARED VOTING POWER
BENEFICIALLY



OWNED BY


20,850 (1)




EACH
7

SOLE DISPOSITIVE POWER
REPORTING



PERSON


-0-




WITH:
8

SHARED DISPOSITIVE POWER







20,850 (1)



9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON





20,850 (1)



10

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)





?



11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)





..061% (2)



12

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)





IN









1

NAMES OF REPORTING PERSONS.
 I.R.S. Identification Nos. of above person (entities only)

1914 Advisors


 23-1720062



2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)   ?


(b)   ?



3

SEC USE ONLY









4

CITIZENSHIP OR PLACE OF ORGANIZATION





United States





5

SOLE VOTING POWER




NUMBER OF


-0-




SHARES
6

SHARED VOTING POWER
BENEFICIALLY



OWNED BY


256,100 (3)




EACH
7

SOLE DISPOSITIVE POWER
REPORTING



PERSON


-0-




WITH:
8

SHARED DISPOSITIVE POWER







256,100 (3)



9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON





256,100 (3)



10

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS)





?



11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)





..75% (2)



12

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)





IA











1

NAMES OF REPORTING PERSONS.
 I.R.S. Identification Nos. of above person (entities only)

Harold F. Scattergood Jr.






2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)   ?


(b)   ?



3

SEC USE ONLY









4

CITIZENSHIP OR PLACE OF ORGANIZATION





United States





5

SOLE VOTING POWER




NUMBER OF


1,777,674 (4)




SHARES
6

SHARED VOTING POWER
BENEFICIALLY



OWNED BY


318,650 (1) (3)




EACH
7

SOLE DISPOSITIVE POWER
REPORTING



PERSON


1,777,674 (4)




WITH:
8

SHARED DISPOSITIVE POWER







318,650 (1) (3)



9

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


 2,096,324 (1) (3) (4)





2,096,324
10

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES (SEE INSTRUCTIONS)





?



11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)





6.11% (2)



12

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)





IN







Item 1
(a)

Name of Issuer:





Lattice Incorporated



Item 1
(b)

Address of Issuer?s Principal Executive Offices:





7150 N. Park Drive, Suite 500, Pennsauken, New Jersey 08109



Item 2
(a)

Name of Persons Filing:





Maryhelen Scattergood, as trustee of the ________________



1914 Advisors


Harold F. Scattergood Jr.



Items
2(b)

Address of Principal Business Office, or, if none, Residence:


Maryhelen Scattergood, as trustee of the TR FBO Elizabeth Scattergood Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 :
142 Little Lane, Haverford PA 19041


Maryhelen Scattergood, as trustee of the Trust FBO Anne Scattergood TR Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 :
142 Little Lane, Haverford PA 19041


Maryhelen Scattergood, as trustee of the Trust FBO M Helen Scattergood Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 : 142 Little Lane, Haverford PA 19041


1914 Advisors: 4 Tower Bridge Suite 300,
West Conshohocken, PA 19428
Harold F. Scattergood Jr.:
142 Little Lane, Haverford PA 19041



Item 2
(c)

Citizenship:





Maryhelen Scattergood, as trustee of the TR FBO Elizabeth Scattergood Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 : United States


Maryhelen Scattergood, as trustee of the Trust FBO Anne Scattergood TR Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 : United States


Maryhelen Scattergood, as trustee of the Trust FBO M Helen Scattergood Maryhelen
Scattergood TTEE U/A DTD 3/05/1997 : United States


1914 Advisors, with its principal place of business being located at 4 Tower
Bridge Suite 300, West Conshohocken, PA 19428


Harold F. Scattergood Jr.: United States



Item 2
(d)

Title of Class of Securities:





$0.01 par value Common Stock



Item 2
(e)

CUSIP Number:





518414107



Item 3
..

If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:


Not Applicable.



Item 4
..

Ownership:





Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A.

Maryhelen Scattergood, as trustee of the TR FBO Elizabeth Scattergood Maryhelen Scattergood
TTEE U/A DTD 3/05/1997



(a)

Amount beneficially owned: 20,850 (1)



(b)

Percent of class: .061% (2)



(c)

Number of shares as to which the person has:



(i)

Sole power to vote or to direct the vote: -0-







(ii)

Shared power to vote or to direct the vote: 20,850 (1)







(iii
)

Sole power to dispose or to direct the disposition of: -0-







(iv)

Shared power to dispose or to direct the disposition of: 20,850 (1)



B.

Maryhelen Scattergood, as trustee of the Trust FBO Anne Scattergood TR
Maryhelen Scattergood TTEE U/A DTD 3/05/1997



(a)

Amount beneficially owned: 20,850 (1)



(b)

Percent of class: .061% (2)



(c)

Number of shares as to which the person has:



(i)

Sole power to vote or to direct the vote: -0-







(ii)

Shared power to vote or to direct the vote: 20,850 (1)







(iii
)

Sole power to dispose or to direct the disposition of: -0-







(iv)

Shared power to dispose or to direct the disposition of: 20,850 (1)



C.

Maryhelen Scattergood, as trustee of the Trust FBO M Helen Scattergood TR
Maryhelen Scattergood TTEE U/A DTD 3/05/1997



(a)

Amount beneficially owned: 20,850 (1)



(b)

Percent of class: .061% (2)



(c)

Number of shares as to which the person has:



(i)

Sole power to vote or to direct the vote: -0-







(ii)

Shared power to vote or to direct the vote: 20,850 (1)







(iii
)

Sole power to dispose or to direct the disposition of: -0-







(iv)

Shared power to dispose or to direct the disposition of: 20,850 (1)

D.

1914 Advisors



(a)

Amount beneficially owned: 256,100 (3)



(b)

Percent of class: .75% (2)



(c)

Number of shares as to which the person has:



(i)

Sole power to vote or to direct the vote: - 0 -







(ii)

Shared power to vote or to direct the vote: 256,100 (3)







(iii
)

Sole power to dispose or to direct the disposition of: -0-







(iv)

Shared power to dispose or to direct the disposition of: 256,100
(3)


E.

Harold F. Scattergood Jr.



(a)

Amount beneficially owned: 2,096,324 (1) (3) (4)



(b)

Percent of class: 6.11% (2)



(c)

Number of shares as to which the person has:



(i)

Sole power to vote or to direct the vote: 1,777,674 (4)







(ii)

Shared power to vote or to direct the vote: 318,650 (1) (3)







(iii
)

Sole power to dispose or to direct the disposition of: 1,777,674
(4)







(iv)

Shared power to dispose or to direct the disposition of: 318,650
(1) (3)



Item 5
..

Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following:???



Item 6
..

Ownership of More than Five Percent on Behalf of Another Person.





Not Applicable.



Item 7
..

Identification and Classification of the
Subsidiary Which Acquired the Security
Being Reported on by the Parent Holding Company or Control
Person.





Not Applicable.



Item 8
..

Identification and Classification of Members of the Group.





Not Applicable.



Item 9
..

Notice of Dissolution of Group.





Not Applicable.



Item 1
0.

Certification.





Not Applicable.

Explanatory Notes:


(1)	TR FBO Elizabeth Scattergood Maryhelen Scattergood
TTEE U/A DTD 3/05/1997(the E. Scattergood Trust) is the beneficial owner of the 20,850 shares of common stock set forth in this report.  Trust FBO Anne Scattergood
TR Maryhelen Scattergood TTEE U/A DTD 3/05/1997
(the A. Scattergood Trust) isthe beneficial owner of the 20,850 shares of common stock set forth in this report. Trust FBO M Helen Scattergood TR Maryhelen Scattergood TTEE U/A DTD 3/05/1997 (the M. Scattergood Trust, and together with the E. Scattergood Trust and the A. Scattergood Trust, the Trusts) is the beneficial owner of the 20,850 shares of common stock set forth inthis report. Maryhelen Scattergood is the trustee of each of the Trusts, and, in that capacity, has voting and dispositive control over the sharescollectively held by the Trusts.
Maryhelen Scattergood, the wife of
Harold F. Scattergood Jr., shares the same household as Harold F. Scattergood Jr.
As such, Maryhelen Scattergood and Harold F. Scattergood Jr. may be deemed to have shared voting and dispositive power over the 62,550 shares collectively held by the Trusts set forth in this report.

(2)	Percentage ownership is based on the issuer
having 34,325,214 shares outstanding as set forth in its Form 10-Q filed November 14, 2013.

(3)	1914 Advisors, a division of Boenning & Scattergood, Inc.,
is the beneficial owner of the 256,100 shares of common stock set forth in this report. 1914 Advisors has the power to dispose of the shares of common stock set forth in this report.
 1914 Advisors has an agreement with Institutional
Shareholder Services Inc., an independent third party (ISS), which grants ISS the right to vote the shares of common stock set forth in this report. However, 1914 Advisors can rescind such agreement at any time and vote the shares of common stock set forth in this report (although 1914 Advisors does not rescind such agreements as a matter of practice). Harold F. Scattergood Jr.
is the financial advisor of 1914 Advisors, and, in that capacity, has the right to act on behalf of 1914 Advisors.
As such, Harold F. Scattergood Jr. may be deemed to have shared voting and dispositive power over the 256,100 shares set forth in this report.

(4) Includes 417,674 shares of common stock of issuer that were acquired after the date of the event which required filing of this report.



SIGNATURE
	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: November __, 2013


 /s/ Maryhelen Scattergood


Maryhelen Scattergood, as trustee of the TR FBO Elizabeth
Scattergood Maryhelen Scattergood TTEE U/A DTD 3/05/1997





 /s/ Maryhelen Scattergood

Maryhelen Scattergood, as trustee of the Trust FBO Anne
Scattergood TR Maryhelen Scattergood TTEE U/A DTD 3/05/1997



 /s/ Maryhelen Scattergood

Maryhelen Scattergood, as trustee of the Trust FBO M Helen
Scattergood TR Maryhelen Scattergood TTEE U/A DTD 3/05/1997



1914 Advisors


By:
_/s/ Stacey Rivkin____________________________________________

Stacey Rivkin, Authorized Signatory





  /s/ Harold F. Scattergood Jr.

Harold F. Scattergood Jr.











Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)








EXHIBIT INDEX



EXHIBIT REFERENCE

DESCRIPTION
A

Agreement to Jointly File Amendment to Schedule 13G







AGREEMENT TO JOINTLY FILE AMENDMENT TO SCHEDULE 13G

	AGREEMENT dated as of November __, 2013 by and among Maryhelen Scattergood, as trustee of the
 TR FBO Elizabeth Scattergood
 Maryhelen Scattergood TTEE U/A DTD 3/05/1997,
 Maryhelen Scattergood, as trustee of the Trust
FBO Anne Scattergood TR Maryhelen Scattergood
TTEE U/A DTD 3/05/1997, Maryhelen Scattergood, as trustee of the
 Trust FBO M Helen Scattergood TR Maryhelen Scattergood
TTEE U/A DTD 3/05/1997, 1914 Advisors and Harold F. Scattergood Jr. (collectively, the Reporting Persons).

	WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities
Exchange Act of 1934, as amended (the Exchange Act), the
Reporting Persons hereto have decided to satisfy their filing obligations under the
Exchange Act by a single joint filing:

NOW, THEREFORE, the Reporting Persons hereby agree as follows:


1.

The Amendment to Schedule 13G with respect to Lattice Incorporated, to which this is attached as Exhibit A, is filed on behalf of each of the Reporting Persons.





2.

Each Reporting Person is responsible for the completeness and accuracy of the information concerning such Reporting
Person contained therein.

    	IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.




 /s/ Maryhelen Scattergood
Maryhelen Scattergood, as trustee of the TR FBO Elizabeth
Scattergood Maryhelen Scattergood TTEE U/A DTD 3/05/1997

 /s/ Maryhelen Scattergood
Maryhelen Scattergood, as trustee of the Trust FBO Anne
Scattergood TR Maryhelen Scattergood TTEE U/A DTD
3/05/1997

 /s/ Maryhelen Scattergood
Maryhelen Scattergood, as trustee of the Trust FBO M
Helen Scattergood TR Maryhelen Scattergood TTEE U/A DTD
3/05/1997

1914 Advisors

By: /s/ Stacey
Rivkin_____________________________________________
Stacey Rivkin, Authorized Signatory


  /s/ Harold F. Scattergood Jr.

Harold F. Scattergood Jr.


EXHIBIT A
LEGAL\17739930\1
LEGAL\17739930\1

CUSIP No.

518414107




 Page 13 of  13





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